SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                            -------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (or Date of Earliest Event Reported): July 2, 1998



                              SWIFT ENERGY COMPANY
             (Exact name of Registrant as specified in its charter)


TEXAS                                    1-8754                       74-2073055
(State of incorporation or      (Commission File Number)           (IRS Employer
organization)                                                Identification No.)


                        16825 Northchase Drive, Suite 400
                              Houston, Texas 77060
                    (Address of principal executive offices)



                                 (281) 874-2700
                         (Registrant's telephone number)

ITEM 2.           ACQUISITION OR DISPOSITION OF ASSETS

     On July 2, 1998, Swift Energy Company (the "Company" or "Swift") signed an agreement dated as of June 1, 1998 with Sonat Exploration Company, a subsidiary of Sonat Inc. ("Sonat"), to purchase for approximately $87.6 million producing oil and gas properties that will increase Swift's existing proved oil and gas reserves by approximately 25%. At the effective date of April 1, 1998, these properties were estimated to have proved reserves of 91.1 billion cubic feet of natural gas equivalent (Bcfe), of which 56% was natural gas. Included in the purchase are extensive production facilities, interests in two gas processing plants and more than 200,000 undeveloped net acres.

     The properties to be purchased include all of Sonat's interests in 156 producing natural gas and oil wells in the Brookeland Field in southeast Texas and the Masters Creek Field area in western Louisiana. Swift will assume operations of 113 of such wells. As part of the transaction, Swift is to acquire Sonat's 20% interest in both the Brookeland and the Masters Creek natural gas liquids plants, which together have a combined capacity of up to 250 million cubic feet of gas per day.

     The Brookeland Field covers parts of Jasper, Newton and Sabine counties in southeast Texas. In this field, Swift will acquire interests in 83 wells that at April 1, 1998 were producing approximately 10.8 million cubic feet of natural gas and 1,000 barrels of condensate and oil per day. In the Masters Creek Field area, which includes the Burr Ferry, Masters Creek, and Hurricane Branch fields located in Rapidies, Sabine, Vernon and Avoyelles parishes in western Louisiana, Swift will acquire interests in 73 wells that at April 1, 1998 were producing approximately 22.8 million cubic feet of natural gas and 6,700 barrels of condensate and oil per day. The Master Creek properties represents Swift's first entry into the Louisiana portion of the Austin Chalk trend. All but one of the 156 wells produce from the Austin Chalk formation at depths of 10,000 to 15,000 feet, and most of the wells are dual lateral horizontal completions.

     Acquisition of the Sonat properties will extend one of the Company's core areas through acquisition of producing reserves that will significantly increase the Company's production on a short-term basis. Furthermore, due to the sizeable acreage position, Swift believes these properties have substantial drilling potential. The interests in plants, equipment and other physical property being acquired have been used by Sonat for the production of oil and gas, and the Company intends to continue to use such assets in the same nature of business as used by Sonat.

     Swift anticipates funding this acquisition with bank financing and is exploring alternatives to replace this with other more permanent forms of capital. The transaction is expected to close in August 1998. It is subject to purchase price adjustments and closing conditions typical in the oil and gas industry.





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



     Recent drilling in these fields has been focused in Louisiana on properties (wells) which typically are characterized by short-lived reserves with high initial production and rapid decline rates.

     The Sonat property purchase signifies a redirection of the Company's plans for 1998 capital expenditures. The Company's original 1998 budget was focused primarily on drilling. With current lower crude oil prices, opportunities have arisen to purchase producing properties, including these from Sonat, that were not available in the recent past. Consequently, the Company has deferred a substantial portion of its 1998 drilling activity in favor of acquisitions.

     This Form 8-K includes  "forward-looking  statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission.

ITEM 7.           Financial Statements and Exhibits.

         (a)      Financial statements of business acquired.

                  An audited statement of revenues and direct operating expenses attributable to the Sonat properties for the years ended December 31, 1997, 1996 and 1995 and the three months ended March 31, 1998 is not presently available. It will be filed by amendment as soon as practicable, but not later than 60 days after the due date for the filing of this report on Form 8-K.

         (b)      Pro forma financial information.

                  Pro forma results of operations of Swift Energy Company for the year ended December 31, 1997 and three months ended March 31, 1998 to give effect to the acquisition as if it had occurred as of January 1, 1997 and a pro forma balance sheet as of March 31, 1998 as if the acquisition had occurred as of March 31, 1998, are not presently available. They will be filed by amendment as soon as practicable, but not later than 60 days after the due date for the filing of this report on Form 8-K.





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



         (c)      Exhibits.

Exhibit No.                                 Exhibit Description
-----------                                 -------------------

     2 Purchase and Sale Agreement between the Company and Sonat Inc. dated as of June 1, 1998.

    23*             Consent of Ernst & Young LLP







------------

*        To be filed by amendment

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 9, 1998


                                             Swift Energy Company


                                             By:    /s/ John R. Alden
                                                  -----------------------------
                                             Name:       John R. Alden
                                             Title:      Senior Vice President

                                  EXHIBIT INDEX


Exhibit No.                                 Exhibit Description
     2 Purchase and Sale Agreement between the Company and Sonat Inc. dated as of June 1, 1998.

    23*             Consent of Ernst & Young LLP




------------

*        To be filed by amendment

                                                                       EXHIBIT 2

                           PURCHASE AND SALE AGREEMENT

     This  Purchase  and Sale  Agreement  is executed as of the 1st day of June,
1998,  by  and  between  Sonat  Exploration   Company,  a  Delaware  corporation
("Seller"), and Swift Energy Company, a Texas corporation ("Buyer").

     1. Sale and Purchase of the Properties. Subject to the terms and conditions herein set forth, Seller agrees to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, at the Closing (defined in
Article 15 below) but effective as of 7:00 a.m., Central Time, on April 1, 1998 (Effective Date), all of Seller's right, title and interest in each property set forth on Exhibit A (Units and Wells), Exhibit B (Leases, Rights-of-Way and Easements), Exhibit C (Gas Plants), and (a) all other interest, if any, owned by Seller, in, to and under the above referenced items and all contracts relating thereto; (b) as of the Closing Date, all of Seller's right, title and interest in the equipment located on or appurtenant to a Lease and used exclusively in connection with the operation of a Well; and (c) all of the real, personal and mixed property used in the operation of the Wells or other Properties (whether located on or off the Properties), including, but not limited to all wells plugged or unplugged, including, but not limited to the Wells, all wellhead equipment, fixtures (including, but not limited to, field separators and liquid extractors), pipe, casing, and tubing, all production, gathering, treating, processing, compression, dehydration, salt water disposal, and injection equipment and facilities, all tanks, machines, equipment, vessels and other facilities all rights, privileges, benefits, powers conferred upon the holder of the Leases with respect to the use and occupation of the surface of the lands covered thereby (Lands) that may be necessary, convenient, or incidental to the possession and enjoyment of the Leases, all rights in respect to any pooled or unitized acreage located in whole or in part within the Lands by virtue of the Leases, including rights to production from the pool or unit allocated to any Lease being a part thereof, regardless of whether such production is from the Lands, all rights, options, titles, and interests of Seller granting Seller the right to obtain, or otherwise earn interests within the Lands, no matter how earned, all tenements, hereditaments, and appurtenances belonging to any of the foregoing, all permits, licenses, servitudes, rights-of-way, division orders, gas purchase and sale agreements (wherein Seller is a selling party), crude oil purchase and sale agreements (wherein Seller is a selling party), surface leases, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, options, leases of equipment or facilities, and all other contracts and agreements that are appurtenant to the Properties or used or held for use in connection with the ownership or operation of the Properties; and any and all geological data and reports, subject to all applicable licensing and other agreements and all restrictions on transfer, including but not limited to all well logs, core reports, paleo reports and surveys, vertical surveys, seismic data, interpreted maps, contour maps, isopach maps, etc., and all of the files, records, documents, correspondence and data now in the possession or control of Seller that related to the items described above, including, without limitation, all computer-generated disks, diskettes and access codes and tapes; provided, however, Seller shall have no obligation to provide Buyer access to any information or interpretative or proprietary data which Seller considers privileged, confidential or proprietary to it or which Seller cannot lawfully provide due to third party restrictions (collectively, "Properties").

     2. Purchase Price. The purchase price for the Properties shall be Eighty-Seven Million Six Hundred Twenty-Five Thousand and No/100 Dollars ($87,625,000.00) (Purchase Price), subject to any applicable adjustments as are hereinafter provided.

     3. Adjustments to Purchase Price; Final Purchase Price. The Purchase Price shall be adjusted as follows and the resulting amount shall be referred to herein as the Final Purchase Price:

          3.1 Increases in Purchase Price: The Purchase Price shall be increased by an amount equal to the sum of the following amounts:

               3.1.1 The amount of all reasonable costs and expenses, including, without limitation, such capital expenditures as are permitted by
          Section 8.1.1. below incurred after the Effective Date by Seller in the ordinary course of Seller's business and reasonable customary overhead charges related to the Properties from the Effective Date to the Closing Date.

               3.1.2 The amount of all prepaid expenses, including, without limitation, ad valorem, property and similar taxes and assessments based upon or measured by ownership of the Properties and attributable to periods of time after the Effective Date.

               3.1.3 Any amounts due to Seller from other parties as of the Effective Date with respect to any Imbalance existing at the Effective Date, such amounts to be determined:

                    (a) for production  Imbalances by multiplying  the Imbalance volume by $1.75 per MCF and then reducing such amount by royalties and severance taxes to be paid on such amount,

                         for   pipeline   or   transportation    Imbalances   by
                    multiplying the Imbalance volume by the price actually in effect for make-up gas if made-up prior to Closing or by $1.75 per MCF if not made-up, and then reducing such amount by the sum of the total of royalties and severance and similar taxes, if any, actually paid on such amount plus all penalties and other charges on the Imbalance, and for natural gas liquids  Imbalances by multiplying  the
                    Imbalance volume by the price actually received by the overproduced/overdelivered party, and then reducing such amount by the sum of the total of royalties and severance and similar taxes, if any, actually paid on such amount plus all penalties and other charges on the Imbalance.

          The term "Imbalance" means any gas or other hydrocarbon production, pipeline, transportation or processing Imbalance existing as of the Effective Date with respect to any of the Properties, together with any related rights or obligations as to future cash and/or gas or product balancing, as a result of, in the case of production Imbalances, Seller having taken and sold for Seller's account cumulative production which is greater or less than Seller's Working Interest share in cumulative production, or, in the case of a pipeline, transportation or processing Imbalances, Seller having delivered production which is greater or less than the production volume Seller contracted to deliver.

               3.1.4 As to Wells in which Seller's Net Revenue Interest (as defined in Article 12 below) is determined to be greater than the decimal interest noted in Exhibit A, without a corresponding increase in the associated Working Interest (as defined in Article 12 below), an amount determined by multiplying the Allocated Value (as hereinafter defined) for Seller's interest in the Well in question by a fraction, the numerator of which shall be the decimal increase in Seller's Net Revenue Interest in such Well from the percentage shown for such Well in Exhibit A and the denominator of which shall be the Net Revenue Interest shown for such Well on such Exhibit A.

               3.1.5 The value of all merchantable, clean oil and other products in tanks above the pipeline sales connection at the Effective Date that is credited to the Properties, and attributable to Seller's Net Revenue Interest in the Properties, such value to be the market or, if applicable, the contract price in effect as of the Effective Date, less any applicable severance taxes and royalties.

          3.2 Decreases in Purchase Price: The Purchase Price shall be decreased by an amount equal to the sum of the following amounts:

               3.2.1 The amount of all proceeds received by Seller, net of all applicable taxes and royalties attributable to production from the Properties for periods of time after the Effective Date, including, without limitation, proceeds from Gas Plant operations, salt water disposal operations and natural gas liquids, but excluding all such proceeds prior to the Effective Date, which proceeds shall be for the account of Seller. Buyer acknowledges that in making this adjustment,
          (a) oil proceeds shall be based on the price per barrel on which Seller calculates payments to its royalty owners, and (b) gas proceeds shall be net of the $.02 marketing fee Seller has incurred in connection with the marketing of its gas.

               3.2.2 Any amounts due from Seller to other parties as of the Effective Date with respect to any Imbalances existing at the Effective Date, such amounts to be determined:

                    (a) for production  Imbalances by multiplying  the Imbalance volume by $1.75 per MCF and then reducing such amount by royalties and severance taxes to be paid on such amount,

                    (b) for pipeline or transportation Imbalances by multiplying the Imbalance volume by the price actually in effect for make-up gas if made-up prior to Closing or by $1.75 per MCF if not made-up and then reducing such amount by the sum of the total royalties and severance and similar taxes, if any, actually paid on such amount plus the amount of all penalties and other charges on the Imbalance, and

                    (c) for natural gas liquids  Imbalances by  multiplying  the
               Imbalance volume by the price actually received by Seller during the time in which the Imbalance accrued, including, without limitation, a decrease in the Purchase Price of $1,115,452.00 as reflected in Exhibit D attached hereto and made a part hereof, and then reducing such amount by the sum of the total royalties and severance and similar taxes, if any, actually paid on such amount plus the amount of all penalties and other charges on the Imbalance.

               3.2.3 An amount equal to all ad valorem, property, and similar taxes and assessments based upon or measured by Seller's ownership of the Properties that are unpaid as of the Closing Date and attributable to periods of time prior to the Effective Date, which amounts shall be computed based upon such taxes and assessments for the calendar year 1998, if available and if not available such assessments for the calendar year 1997; provided that if such taxes or assessments are assessed on other than a calendar year basis, for the tax related year last ended.

               3.2.4 Any amount determined in connection with uncured Title Defects as provided for in Article 12 below.

               3.2.5  Any  amount   determined   in   connection   with  Adverse
          Environmental Conditions as provided for in Article 22 below.

               3.2.6 An amount equal to $1,720,364.00 as Seller's share of all pipeline reimbursement obligations due to the plan owners of the Brookeland Gas Facilities and the Masters Creek Gas Facilities.

     4.           Miscellaneous Obligations.

          4.1 Equipment Inventory. Buyer shall receive and be solely responsible for the costs associated with (a) the equipment described in Exhibit E attached hereto and made a part hereof, and (b) the vehicles described on Exhibit F attached hereto and made a part hereof, the costs of which vehicles, as reflected on Exhibit F to be handled as an increase in the Purchase Price under Section 3.1 above. Seller shall retain and be solely responsible for the costs associated with the equipment described in Exhibit G attached hereto and made a part hereof.

          4.2 Dominion Carried Interest. Seller shall be solely responsible for that certain carried working interest obligation under Article IV(b) of that certain Exxon Masters Creek Exploration Agreement effective as of September 3, 1997, by and between Sonat Exploration Company and Dominion

     Reserves, Inc., and there shall be no increase in the Purchase Price by reason thereof.

          4.3 Undrilled Locations. Seller shall be solely responsible for the costs already incurred by Seller in connection with the construction of the drillsite locations for the Temple A6#1, Labokay 11#1, Ashworth 10#1, Exxon Minerals 18#2 and Temple 18#1 wells, and there shall be no increase in the Purchase Price by reason thereof.

     5. Audited Financial and Reserve Information. In accordance with the Securities and Exchange Commission's rules and regulations, specifically Regulation S-X rule 3-05, Buyer may be required to disclose certain audited financial and reserve information as it relates to the Properties being acquired. Prior to the Closing Date, Seller agrees to assist Buyer, at Buyer's sole expense, in the compilation and audit of such information. Buyer is aware of and acknowledges the fact that the Properties have never undergone a separate financial audit, whereby a separate and distinct audit report was issued. Seller agrees to assist in accommodating Arthur Andersen, Ernst and Young, or another nationally recognized CPA firm in the audit of these Properties for this specific purpose.

     6. Representations and Warranties of Seller. Seller represents and warrants to Buyer that:

          6.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in and in good standing under the laws of the state(s) where the Properties are located.

          6.2 Authority. Seller has full power and authority and has taken all requisite action, corporate or otherwise, to authorize it to carry on its business as currently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

          6.3 Enforceability. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms. At the Closing, all documents required hereunder to be executed and delivered by Seller shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

          6.4 Material Information. At Closing, Seller will represent that all material information known or available to Seller, regardless of whether or not specifically requested by Buyer, has been disclosed to or made available to Buyer and that Seller has provided Buyer with access to all of the information that a prudent and knowledgeable buyer would deem necessary or appropriate in order to evaluate the Properties and satisfy itself as to the correctness of all such information prior to Closing. "Material Information" is defined as any information, other than information discovered by Buyer during its title examination under Article 12 or its environmental assessment under Article 22, concerning (a) the Properties which could reasonably materially reduce the value of the Properties to Buyer or impair Buyer's ability to own or operate the Properties in an amount in excess of $100,000.00 in any single instance; or (b) an obligation (other than rentals, bonus payments, options to acquire additional acreage, preferential rights or nonoperated well proposals that may become due in the future but which Buyer has the option not to undertake or exercise) relating to any of the Properties which obligates Seller to expend monies in any single event in excess of $100,000.00. The information Buyer deems material includes, but is not limited, to:

               6.4.1 Litigation and Claims. Except as set forth on Exhibit H, there are no claims, demands, pending suits, actions, arbitrations, mediations or proceedings as to which Seller has been served process or received notice before any court or governmental body which would adversely affect the Properties, or hinder, impede or prevent Seller from consummating the transactions contemplated by the Agreement. To the best of Seller's knowledge and information, there are no claims, demands, pending suits, actions, arbitrations, mediations or proceedings as to which Seller has not been served process or received notice, or that are threatened before any court or governmental body which would adversely affect the Properties, or hinder, impede or prevent Seller from consummating the transactions contemplated by this Agreement.

               6.4.2 Compliance with Applicable Laws. Except as set forth on Exhibit H, Seller, in the operation of those Properties that Seller operates and, to Seller's knowledge, the operator, in the case of those Properties Seller does not operate, is in compliance with any applicable laws, orders, rules, regulations, judgments or decrees of any governmental bodies, including the common or civil law, including but not limited to those relating to occupational safety and health, consumer product safety, employee benefits, environmental laws, zoning laws or regulations or other applicable laws or regulations.

               6.4.3 Contracts. The Properties are not subject to (a) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly; or (b) any agreements not entered into in the ordinary course of business in which the amount involved is in excess of $100,000.00. With respect to the Properties, (i) all material contracts are to the best of Seller's knowledge and information in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (ii) Seller is not in material breach or default with respect to any of its obligations pursuant to any such material contract; (iii) all payments (including, without limitation, calls for advance payment under unit or operating agreements) due by Seller thereunder have been made by Seller; (iv) to Seller's knowledge, and except to the extent a breach or default is alleged in any of the actions as set forth in Exhibit H, no other party to any material contract relating to any Property is in breach or default with respect to any of its obligations thereunder to the extent such breach or default would have a material adverse impact on Seller or any of the Properties; and (v) neither Seller, nor to Seller's knowledge, any other party to any material contract has given notice of any action to terminate, cancel, rescind, or procure a judicial reformation of a material contract or any provision thereof.

               6.4.4 Affiliate Contracts.  There are no contracts solely between

          Seller and any of its affiliates affecting or providing services or support to any of the Properties or operations on the Properties which will survive Closing.

               6.4.5  Preferential  Rights/Consents.  Except  as  set  forth  on
          Exhibit I and consents required from governmental bodies as part of an ordinary course transfer, no preferential purchase rights, consents, approvals or other action by, or filing with any person or governmental body is required in connection with the assignment of the Properties to Buyer.

               6.4.6 Wells. To Seller's knowledge, no well included in the Properties is subject to material penalties on allowables because of an overproduction or any other violation of applicable Laws, which would have a material adverse effect on any of the wells included in the Properties. There are no wells located on the Leases that Seller or operator is currently obligated by order of any governmental body to plug and abandon within a certain time. Except as provided for in
          Section 3.2.2(c) above, Seller has not received any payments by virtue of a prepayment arrangement under any contract (or entered into a prepayment arrangement) for the sale of hydrocarbons, or a production payment or of any other arrangement (other than gas balancing arrangements), which would obligate Seller to deliver hydrocarbons produced from the Properties at some future time without receiving full payment therefor.


               6.4.7 Equipment. All equipment and machinery used by Seller to operate the Properties has been maintained in accordance with past practices in the field and to Seller's knowledge all other equipment and machinery used by third persons to operate the Properties has been so maintained.

          6.5 Buyer's Notice. Should Buyer, through its due diligence examination of the Properties, discover any Material Information which has not been previously disclosed by Seller, Buyer will provide written notice thereof to Seller with sufficient particulars for Seller to identify the claimed Material Information. Thereafter, Seller and Buyer will meet to discuss a mutually acceptable remedy therefor.

     7. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

          7.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Buyer's incorporation and is qualified to do business in and in good standing under the laws of the state(s) where the Properties are located.

          7.2 Authority. Buyer has full power and authority and has taken all requisite action, corporate or otherwise, to authorize it to carry on its business as currently conducted, to enter into this Agreement, to purchase the Properties on the terms described in this Agreement and to perform its other obligations under this Agreement.

          7.3 Enforceability. This Agreement has been duly executed and delivered on behalf of Buyer, and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms. At the Closing, all documents required hereunder to be executed and delivered by Buyer shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms.

          7.4 Due Diligence. Buyer represents that it has performed, or will perform before Closing, sufficient review and due diligence with respect to the Properties, including, without limitation, reviewing well data and other files and performing all on-site and other necessary evaluations, assessments and other tasks relating to the Properties, so as to enable Buyer to acquire the Properties under the terms of this Agreement.

          7.5 Basis of Buyer's Decision. Buyer represents that by reason of its knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and risks of purchasing the Properties from Seller and has formed an opinion based solely on Buyer's knowledge and experience and not on any representations or warranties by Seller. THERE ARE NO WARRANTIES, REPRESENTATIONS OR IMPLIED COVENANTS BETWEEN THE PARTIES EXCEPT THE MATTERS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT AND THE EXHIBITS ATTACHED HERETO AND THE DOCUMENTS, CONVEYANCES AND INSTRUMENTS TO BE DELIVERED BY THE PARTIES AT AND AFTER CLOSING. THE PARTIES DISCLAIM ANY OTHER WARRANTIES, REPRESENTATIONS OR COVENANTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES, REPRESENTATIONS AND COVENANTS IMPLIED UNDER ANY STATUTE OR LAW.

     8. Covenants of Seller.

          8.1 Conduct of Business Pending Closing. Seller covenants that from the date hereof to the Closing Date, except (a) as provided herein, (b) as required by any obligation, agreement, lease, contract, or instrument referred to in any exhibit hereto, or (c) as otherwise consented to in writing by Buyer, Seller will:

               8.1.1 Not (a) act in any manner with respect to the Properties other than in the normal, usual and customary manner, consistent with prior practice; (b) offer to sell, dispose of, encumber or relinquish any of the Properties (other than relinquishments resulting from the expiration of leases that Seller has no right or option to renew); (c) enter into any new material agreement, AFE supplement or commitment, or terminate or modify, waive, compromise or settle any material right or claim with respect to any of the Properties; (d) participate in any single field operation with respect to the Properties in excess of the dollar limit allowed the Operator of the applicable Property in the applicable Operating Agreement or, for a Property where no Operating Agreement exists, $35,000.00, except when required by an emergency when there shall have been insufficient time to obtain advance consent from Buyer; or (e) initiate or conduct or consent to participate in any capital or workover project that is not either in progress or already approved as of the execution date of this Agreement. Seller agrees to promptly notify Buyer of any AFE or other well or Gas Plant proposal received by Seller between the Effective Date and the Closing Date.

               8.1.2 From the date hereof until Closing, Seller will use its best efforts to (a) cause the Properties to be maintained and operated in a good and workmanlike manner; (b) maintain insurance now in force with respect to the Properties; (c) pay or cause to be paid all costs incurred in connection with the Properties; (d) keep the Leases and other agreements in full force and effect; (e) perform and comply with all of the covenants and conditions contained in the Leases and other agreements relating to the Properties; and (f) use its best efforts to preserve relationships with all third parties having business dealings with respect to the Properties.

               8.1.3 Cooperate with Buyer in the notification of all applicable governmental regulatory authorities of the transactions contemplated hereby and cooperate with Buyer in obtaining the issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own and operate the Properties following the consummation of the transactions contemplated by this Agreement.

               8.1.4 Notify Buyer of the discovery by Seller that any representation or warranty of Seller contained in this Agreement is or becomes materially untrue or will be materially untrue on the Closing Date.

          8.2 Access.

               8.2.1 Seller shall afford to Buyer and its authorized representatives reasonable access, at Buyer's sole risk and expense and during normal business hours, from the date hereof until the Closing Date, to (a) the Properties operated by Seller; PROVIDED, HOWEVER, THAT BUYER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER FROM AND AGAINST ANY AND ALL LOSSES, COSTS, DAMAGES, OBLIGATIONS, CLAIMS, LIABILITIES, EXPENSES AND CAUSES OF ACTION ARISING FROM BUYER'S INSPECTION OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR PERSONAL INJURIES OR DEATH, PROPERTY DAMAGE, COURT COSTS AND REASONABLE ATTORNEYS' FEES, and (b) Seller's operating, accounting, contract, corporate, land, lease, geophysical, facility, marketing and legal files, records, materials, data and information regarding the Properties ("Data"); provided, however, that Data shall not include (a) any legal materials the disclosure of which Seller determines would jeopardize the assertion of a privilege in ongoing or anticipated litigation with third parties, (b) information not included in files specifically identified to the Properties in accordance with Seller's existing filing and data management system, or (c) information, the disclosure of which would violate any confidentiality agreement to which Seller is bound.

               8.2.2 From and after the Closing Date, Buyer shall afford Seller reasonable access, at Seller's sole risk and expense and during normal business hours, to any Property which is the subject of any matter described and listed on Exhibit H; PROVIDED, HOWEVER, THAT SELLER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER FROM AND AGAINST ANY AND ALL LOSSES, COSTS, DAMAGES, OBLIGATIONS, CLAIMS, LIABILITIES, EXPENSES AND CAUSES OF ACTION ARISING FROM SELLER'S ACCESS TO THE PROPERTIES FOR SUCH PURPOSE, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR PERSONAL INJURIES OR DEATH, PROPERTY DAMAGE, COURT COSTS AND REASONABLE ATTORNEYS' FEES.

          8.3 Release of Geologic and Geophysical Information. Prior to Closing, Buyer shall be allowed to review and copy any geologic or geophysical information, maps, and data in Seller's files attributable to the Properties to the extent Seller may disclose to Buyer such materials without violating any confidentiality agreements or licenses. Buyer agrees that it will obtain and use such materials at its own risk and expense, and further, Buyer releases Seller from any and all liability and agrees to release, defend, indemnify and hold harmless Seller from all claims, demands, judgments, costs, and expenses (including courts costs and reasonable attorneys' fees) brought by Buyer and/or all other parties arising from Buyer's use, possession or transfer of such information without limit as to time.

          8.4 Closing Conditions. Seller shall cause all the representations and warranties of Seller contained in this Agreement to be true and correct in all material respects on and as of the Closing Date. To the extent the conditions precedent to the obligations of Buyer are within the control of Seller, Seller shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Buyer are not within the control of Seller, Seller shall use commercially reasonable efforts to cause such conditions to be satisfied on or prior to the Closing Date.

     9. Covenants of Buyer.

          9.1 Closing Conditions. Buyer shall cause all the representations and warranties of Buyer contained in this Agreement to be true and correct on and as of the Closing Date. To the extent the conditions precedent to the obligations of Seller are within the control of Buyer, Buyer shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Seller are not within the control of Buyer, Buyer shall use commercially reasonable efforts to cause such conditions to be satisfied on or prior to the Closing Date.

     10. Conditions Precedent to the Obligations of Seller. The obligations of Seller to be performed at Closing are subject to the fulfillment (or waiver by Seller in its sole discretion) before or at Closing, of each of the following conditions:

          10.1 Representations and Warranties. The representations and warranties by Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Buyer shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by Buyer at or prior to the Closing. If, at Closing, Seller has knowledge that Buyer is in breach of any part of this Section 10.1, it shall disclose such to Buyer in order to afford Buyer an opportunity to correct same.

          10.2 No Litigation. There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Seller in connection therewith.

          10.3 Approvals. All known approvals required to be obtained for the assignment of the Properties to Buyer shall have been obtained or waived or shall have expired without being exercised, except for those approvals which are customarily obtained after closing.

          10.4 Closing Obligations. Buyer shall contemporaneously perform its closing obligations under Section 15.2.

     11. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to be performed at Closing are subject to the fulfillment (or waiver by Buyer in its sole discretion) before or at Closing, of each of the following conditions:

          11.1 Representations and Warranties. The representations and warranties by Seller set forth in this Agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Seller shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by Seller at or prior to the Closing. If, at Closing, Buyer has knowledge that Seller is in breach of any part of this Section 11.1, it shall disclose such to Seller in order to afford Seller an opportunity to correct same.

          11.2 No Litigation. There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Buyer in connection therewith.

          11.3 Consents. All known approvals required to be obtained for the assignment of the Properties to Buyer shall have been obtained or waived or shall have expired without being exercised, except for those approvals which are customarily obtained after closing.

          11.4 Closing Obligations. Seller shall contemporaneously perform its closing obligations under Section 15.2.

     12. Title Matters.

          12.1 Title  Adjustment.  There  shall not exist at Closing any uncured

     Title Defects unless adjustments therefor have been made pursuant to the further terms of this Agreement or Buyer has elected to waive any such Title Defects. Buyer shall notify Seller in writing of any claimed Title Defects not less than ten (10) business days prior to Closing (Title Defects Notice). The Title Defects Notice shall (a) set forth in reasonable detail the Well and/or Lease with respect to which a claimed Title Defect is made, (b) the nature of such claimed Title Defect, and (c) Buyer's proposed calculation of the Defect Value of each claimed Title Defect. Any Title Defect that is not identified in the Title Defects Notice shall thereafter be deemed a Permitted Encumbrance and be forever waived and expressly assumed by Buyer, except for any Title Defect that constitutes a breach of Seller's special warranty contained in the form of Assignment attached hereto as Exhibit J. As used in this Agreement, the term:

               12.1.1 "Title Defect" shall mean, with respect to Seller's interest in each Property, any lien, mortgage, pledge, claim, charge, option, defect, requirement for consent to assignment or other encumbrance or matter which would apply to the transaction contemplated hereby, other than Permitted Encumbrances, and which could reasonably result in Buyer receiving a percentage of all proceeds of production therefrom less than the Net Revenue Interest of Seller set forth on Exhibit A for such Property or bearing a greater Working Interest share of costs than that set forth in Exhibit A (without a corresponding increase in the associated Net Revenue
          Interest). For purposes of this Agreement, in evaluating the significance of a fact, circumstance or condition to determine whether the same constitutes a Title Defect, due consideration shall be given to the length of time that the particular Property has been producing hydrocarbon substances and whether such fact, circumstance or condition is of the type expected to be encountered in the area involved and is usual and customarily acceptable to reasonable and prudent operators, interest owners, and purchasers engaged in the business of the ownership, development and operation of oil and gas properties.

               12.1.2 "Net Revenue Interest" shall mean Seller's interest in and to all production of oil, gas and other minerals saved, produced and sold from any Well after giving effect to all valid lessor's royalties, overriding royalties, production payments, carried interests, liens and other encumbrances or charges against production therefrom.

               12.1.3 "Working Interest" shall mean, with respect to the Wells, Seller's interest in and to the full and entire leasehold estate created under and by virtue of the Leases and all rights and obligations of every kind and character appurtenant thereto or arising therefrom, without regard to any valid lessor's royalty, overriding royalties, production payments, carried interests, liens, or other encumbrances or charges against production therefrom insofar as such interest in said leasehold estate is burdened with the obligation to bear and pay costs of operations.

               12.1.4 "Permitted Encumbrances" shall mean:

                    (a) Lessors' royalties,  overriding royalties,  reversionary interests and similar burdens if the net cumulative effect of the burdens does not operate to reduce the interest of Seller with respect to all oil and gas produced from any Well below the Net Revenue Interest, or increase the Working Interest for such Well set forth in Exhibit A;

                    (b)  Division   orders  and   production   sales   contracts
               terminable without penalty upon no more than 90 days notice to the purchaser;

                    (c) Preferential rights to purchase and required third party consents to assignment and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right;

                    (d) Materialman's, mechanic's, repairman's, employee's, contractor's, operator's, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid by Seller and discharged in the ordinary course of business or if delinquent, that are being contested in good faith by appropriate action of which Buyer is notified in writing before Closing;

                    (e) All rights to consent by,  required  notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

                    (f) Easements,  rights-of-way,  servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with the oil and gas operations to be conducted on any Well or Lease;

                    (g) All operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations affecting the Properties that are either of record in Seller's chain of title or reflected or referenced in Seller's files;

                    (h) Conventional  rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

                    (i) All rights  reserved  to or vested in any  governmental, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable laws, rules and orders of governmental authority;

                    (j) The  terms  and  conditions  of the  Leases,  and of all agreements that are of record in Seller's chain of title or reflected or referenced in Seller's files.

                    (k) All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects, irregularities, and other matters affecting the Properties which individually or in the aggregate are not such as to interfere materially with the operation, value or use of any of the Properties, do not prevent Buyer from receiving the proceeds of production from any of the Wells, do not reduce the interest of Seller with respect to all oil and gas produced from any Well below the Net Revenue Interest set forth in Exhibit A for such Well, and/or do not increase the portion of the costs and expenses relating to any Well that Seller is obligated to pay above the Working Interest set forth in Exhibit A for such Well;

                    (l) Any  Title  Defect  Buyer may have  expressly  waived in writing or which are deemed to have become Permitted Encumbrances under Section 12.1.

                    (m) Any  potential  Title Defect  arising out of the matters described in Items (1), (2), (8) and (9) of Exhibit H.

               12.1.5 "Defect Value" shall mean the amount by which the Allocated Value of any Well is reduced as a result of each Title Defect which is accepted by Seller or determined to be a Title Defect pursuant to Section 12.2.

               12.1.6 "Allocated Value" shall mean, with respect to any Well, the value specified therefor on Exhibit A attached hereto.

          12.2 Determination of Title Defects and Defect Values. Within five (5) business days after Seller's receipt of the Title Defects Notice, Seller shall notify Buyer whether Seller agrees with Buyer's claimed Title Defects and/or the proposed Defect Values therefor (Seller's Response). If Seller does not agree with any claimed Title Defect and/or the proposed Defect Value therefor, then the parties shall enter into good faith negotiations and shall attempt to agree on such matters. If the parties cannot reach agreement concerning either the existence of a Title Defect or a Defect Value by the Closing Date, upon either party's request, the parties shall mutually agree on and employ an attorney experienced in title examination in the state where the Properties are located ("Title Consultant") to resolve all points of disagreement relating to Title Defects and Defect Values; provided, however, that if at any time the Title Consultant so chosen fails or refuses to perform hereunder, a new Title Consultant shall be chosen by the parties. The cost of any such Title Consultant shall be borne 50% by Seller and 50% by Buyer. Each party shall present a written statement of its position on the Title Defect and/or Defect Value in question to the Title Consultant within five (5) business days after the Title Consultant is selected, and the Title Consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) business days of receipt of such position statements. The determination by the Title Consultant shall be conclusive and binding on the parties, and shall be enforceable against any party in any court of competent jurisdiction. If necessary, the Closing Date shall be deferred only as to those Properties affected by any unresolved disputes regarding the existence of a Title Defect and/or the Defect Value until the consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities with respect to any such Properties having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless Seller and Buyer mutually agree to the contrary, the Closing Date shall not be deferred in any event for more than sixty (60) days beyond the original Closing Date. All Properties as to which no such dispute(s) exist shall be conveyed to Buyer subject to the terms of this Agreement at Closing. Once the Title Consultant's determination has been expressed to both parties, Seller shall have five (5) business days in which to advise Buyer in writing which of the options available to Seller under Section
     12.3 below Seller elects regarding each of the Properties as to which the Title Consultant has made a determination.

          12.3 Remedies for Title Defect. Seller shall have the right, but not the obligation, to cure any Title Defect accepted by Seller or determined to be a Title Defect pursuant to Section 12.2 above. With respect to any Title Defect that Seller elects not to cure or that Seller fails to cure to Buyer's reasonable satisfaction at or prior to the Closing (including any deferral thereof pursuant to Section 12.2 above), Seller shall have the option to:

               12.3.1 exclude the Property including pipelines and other personal property necessary to operate the particular well(s) subject to the Title Defect from this Agreement, in which event the Purchase Price shall be reduced by the Allocated Value of such Property, or

               12.3.2 sell the Property subject to such Title Defect to Buyer and the Purchase Price shall be reduced by the Defect Value for such Title Defect.

          12.4. Title Defect Hurdle. No downward adjustment of the Purchase Price on account of Title Defects shall occur unless the Defect Value determined in accordance with this Article 12 of an individual Title Defect exceeds $10,000.00. Once the $10,000 threshold is reached, the amount of any such downward adjustment shall be the total amount of such Defect Value. Should the aggregate Defect Values and/or the Allocated Values of excluded Properties exceed ten percent (10%) of the Purchase Price, then either Buyer or Seller shall have the option to terminate this Agreement, in which case neither party shall have any further liability or obligation to the other hereunder except as regards obligations imposed by any confidentiality agreement, which shall survive such termination and be enforceable in accordance with the terms thereof.

          12.5 Preferential Purchase Rights and Consents to Assign. Seller shall make a good faith effort to insure that all preferential purchase rights and consents to assign arising in connection with the assignment of the Properties to Buyer shall have been waived or obtained or shall have expired before or by the time of Closing; except those which are customarily obtained or received after Closing; provided, however, that if notice of the transaction contemplated herein has been given to a party or parties entitled to a preferential purchase right with respect thereto, but the time during which any such party or parties has to exercise such right has not expired, Closing as to such Property shall be deferred, and Buyer shall remain obligated to purchase the Property at such time as the consent or waiver is obtained or the time has expired, but in no event more than ninety (90) days following Closing.

     13. Suspense Funds Held by Seller.

          13.1 Seller agrees to convey and Buyer agrees to receive all suspense funds held by Seller as of the Effective Date for the benefit of royalty, overriding royalty interest and working interest owners attributable to the Properties, the amount of such funds to be adjusted with respect to suspense funds received and disbursed by Seller from and after the Effective Date, and Buyer shall assume all past, present and future liability associated with such funds, but only as to the suspense funds actually transferred, and not to any liability resulting from Seller's failure to pay or retain any amounts prior to the Effective Date in addition to the suspense funds so transferred. All past, present and future liability associated with such funds shall be assumed by Buyer and Buyer agrees to protect, defend, indemnify and hold Seller and its employees harmless from and against any and all costs, expenses, claims, demands, and causes of action of every kind and character (including attorneys' fees and court costs) arising out of, incident to, or in connection therewith. Prior to Closing, Seller shall furnish Buyer with a schedule of suspense funds by Property by owner.

          13.2 Notwithstanding the preceding paragraph, Seller shall retain the obligation for interest due on suspended royalty funds which are transferred to Buyer following Closing. Seller's share of interest due on any such suspended royalty funds shall not accrue past the date the suspense funds are actually transferred to Buyer. Prior to paying any interest on suspended funds, Buyer shall provide for Seller's approval, which shall not be unreasonably withheld, Buyer's calculation of interest due. Buyer will invoice Seller following payment of interest to the royalty owners on any such suspended funds.

          13.3 No negative (receivable) balances from prior royalty overpayments will be transferred to Buyer. However, to the extent such receivables are due Seller from active payees, Buyer will attempt to recover such balances from future royalty payments for up to twenty-four (24) months past Closing. Buyer will provide an annual accounting to Seller of any such funds recovered.

     14. Royalty Audit Responsibility. Seller shall retain the obligation, for audit purposes, to maintain accounting records for all royalties paid or due through the date of transfer of operations, including, but not limited to, royalties paid or due any Federal or State Governmental agencies. Except as otherwise provided in this Agreement, Seller shall also retain full liability for all royalty obligations, including any underpayment penalties, for production periods prior to the Effective Date. For royalty adjustments paid by Seller covering periods after the Effective Date but prior to the time Buyer commences to pay royalties, such adjustments shall be handled as an increase in Purchase Price item under Section 3.1 above, provided the adjustments are not based on any price differential between the price received by Seller and the price paid to Buyer in the closing adjustment calculations.

     15. Closing.

          15.1 The Closing. The sale and purchase of the Properties pursuant to this Agreement shall be consummated (Closing) in Houston, Texas at the offices of Sonat Exploration Company on or before August 19, 1998 (Closing
     Date).

          15.2 Closing Obligations. At the Closing, the following events shall occur, each event under the control of one party hereto being a condition precedent to the events under the control of the other party, and each event being deemed to have occurred simultaneously with the other events:

               15.2.1 Seller shall execute and deliver to Buyer one or more instruments of assignment, in substantially the form of the Assignment, Bill of Sale and Conveyance set forth as Exhibit J hereto. Buyer shall record the Assignment as soon as reasonably practicable after the Closing and furnish Seller with a copy of the recorded Assignment within thirty (30) days of such recordation.

               15.2.2 Seller shall deliver, or cause to be delivered, to Buyer one or more executed originals of the instruments described in Article 29 below. Buyer shall record such instruments as soon as reasonably practicable after the Closing and furnish Seller with a copy of the recorded instruments within thirty (30) days of such recordation.

               15.2.3 Buyer shall deliver to Seller in immediately available funds (wire transfer), the Preliminary Amount. The "Preliminary Amount" shall be that amount to be determined by Seller and Buyer prior to the Closing Date as an estimate of the final computation of the Final Purchase Price. Seller shall provide Buyer a closing statement reflecting the Preliminary Amount at least five (5) business days prior to the Closing, accompanied by information sufficient to allow Buyer to determine how the Preliminary Amount was computed.

               15.2.4 Seller and Buyer shall execute, acknowledge and deliver division orders, transfer orders or letters in lieu thereof directing all purchasers of production from the Properties to make payment of proceeds attributable to such production occurring on or after the Effective Date to Buyer.

               15.2.5 As to those Properties operated by Seller, Seller shall prepare, and Seller and Buyer shall execute all appropriate state or local forms required to be executed to effect the administrative change of operator of such Properties from Seller to Buyer, and Buyer shall file such forms within five (5) business days after Closing. Also with respect to any Wells for which Seller is designated as the operator under the applicable operating or other similar agreement, Seller shall send letters to all working interest owners advising of

          Seller's resignation as operator and advising that Buyer is assuming operations.

               15.2.6 Seller shall deliver to the Buyer possession of the Properties at the Closing.

     16. Post-Closing Adjustments.

          16.1 Final Settlement Statement. After the Closing Date, Seller shall prepare, in accordance with this Agreement and with generally accepted accounting principles consistently applied, a statement (Final Settlement Statement), a copy of which shall be delivered by Seller to Buyer no later than ninety (90) days after the Closing Date, setting forth each adjustment to the Purchase Price necessary to determine the Final Purchase Price and showing the calculation of such adjustments in accordance with Article 3. Buyer shall have forty-five (45) days after receipt of the Final Settlement Statement to review such statement and to provide written notice to Seller of Buyer's objection to any item on the statement. Buyer's notice shall clearly identify the item(s) objected to and the reasons and support for the objection(s). If Buyer does not provide written objection(s) within the 45-day period, the Final Settlement Statement shall be deemed correct and shall not be subject to further adjustment. If Buyer provides written objection(s) within the 45-day period, the Final Settlement Statement shall be deemed correct with respect to the items not objected to. Buyer and Seller shall meet to negotiate and resolve the objections within fifteen
     (15) days of Seller's receipt of Buyer's objections. If Buyer and Seller agree on all objections, the adjusted Final Settlement Statement shall be deemed correct and shall not be subject to further adjustment. Any items not agreed to at the end of the 15-day period may, at either party's request, be resolved by arbitration in accordance with Section 16.2 below.

          16.2 Arbitration. If Seller and Buyer cannot agree upon the Final Settlement Statement, the firm of Ernst and Young, L.L.P., shall act as an arbitrator and decide all points of disagreement with respect to the Final Settlement Statement. The decision of Ernst & Young on all such points shall be binding upon the parties. The costs and expenses of Ernst and Young shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

          16.3 Payment of Final Purchase Price. If the Final Purchase Price is more than the Preliminary Amount, Buyer shall pay such difference to Seller in immediately available funds within five (5) business days after the parties have agreed upon the Final Settlement Statement. If the Final Purchase Price is less than the Preliminary Amount, Seller shall pay such difference to Buyer in immediately available funds within five (5) business days after the parties have agreed upon the Final Settlement Statement.

          16.4 Revenues and Expenses during Post-Closing Period. At least once every thirty (30) days during the post-Closing period, Seller agrees to promptly forward to Buyer a statement showing revenues and expenses received by Seller and attributable to the Properties after the Effective Date together with payment of any excess of such revenues over such expenses. Similarly, at least once every thirty (30) days during the post-Closing period, Buyer agrees to promptly forward to Seller a statement showing revenues and expenses received by Buyer and attributable to the Properties prior to the Effective Date together with payment of any excess of such revenues over such expenses.

     17. Assumption of Certain Obligations. Except as provided for in Section 22.7.1(a), and as otherwise provided for in Article 4 above, at Closing, Buyer shall assume all costs and liabilities and discharge all obligations of Seller
(a) under all leases, operating agreements, production sales contracts, farmout agreements and other contracts or agreements respecting the Properties or relating the ownership or operation of the Properties from and after the Effective Date, (b) with respect to all Imbalances associated with the Properties, regardless of their nature or of the time at which they accrued, (c) all pipeline reimbursement obligations under Items (A)(2) and (B)(2) of Exhibit C attached hereto, and (d) in connection with that certain matter described in Items (1), (2), (8) and (9) of Exhibit H. Seller shall retain responsibility for all matters described on Exhibit H other than Items (1), (2), (8) and (9).

     18. Limitation of Warranties. Anything in this Agreement to the contrary notwithstanding, the Properties are being sold by Seller to Buyer without recourse, covenant, or warranty of any kind, express, implied, or statutory, with the sole exception that Seller will warrant title to the Properties, subject to the Permitted Encumbrances, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Seller, but not otherwise. WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER CONVEYS THE PROPERTIES AS-IS, WHERE-IS AND WITH ALL FAULTS AND EXPRESSLY DISCLAIMS AND NEGATES:

     (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY,

     (b) ANY IMPLIED OR EXPRESS  WARRANTY OF FITNESS FOR A  PARTICULAR  PURPOSE,
         AND

     (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS.

     SELLER ALSO EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE PROPERTIES BASED THEREON OR THE CONDITION OR STATE OF REPAIR OF ANY OF THE PROPERTIES.

     THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE VOLUMES AND PRICES BUYER AND SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF OIL, GAS OR OTHER SUBSTANCES FROM THE PROPERTIES, IT BEING UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER.

     THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER AND BUYER IN ARTICLES 6 AND 7 SHALL SURVIVE CLOSING FOR A PERIOD OF SIX (6) MONTHS. AFTER SUCH TIME, NEITHER PARTY SHALL HAVE ANY RIGHTS OR CLAIMS AGAINST THE OTHER PARTY BASED UPON THE BREACH OF ANY SUCH REPRESENTATIONS OR WARRANTIES. THE PROVISIONS OF SECTIONS 4.1, 4.2 AND 14 SHALL SURVIVE CLOSING.

     19.  Cross-Indemnification.  Except as expressly  limited elsewhere in this
Agreement:

          19.1 Buyer agrees to indemnify and hold Seller harmless from and against any and all liability, loss, cost and expense (including, without limitation, court costs and reasonable attorneys' fees) that are attributable to the Properties conveyed to Buyer and are attributable to periods of time on or after the Effective Date including, but not limited to any liability resulting from the condition of the Properties arising after the Effective Date under any federal, state or local statute, regulation, rule, ordinance, etc., relating to health, safety or the environment, or that are attributable to a breach by Buyer of any of its surviving representations, warranties or covenants hereunder, and

          19.2 Seller agrees to indemnify and hold Buyer harmless from and against any and all liability, loss, cost and expense (including, without limitation, court costs and reasonable attorneys' fees) that are attributable to the Properties conveyed to Buyer and are attributable to periods of time before the Effective Date including, but not limited to any liability resulting from the condition of the Properties arising after the Effective Date under any federal, state or local statute, regulation, rule, ordinance, etc., relating to health, safety or the environment, or that are attributable to a breach by Seller of any of its surviving representations, warranties or covenants hereunder.

     20. Casualty Loss. Prior to Closing, Seller shall promptly notify Buyer of any Casualty Loss of which Seller becomes aware. "Casualty Loss" shall mean, with respect to all or any material portion of a Property, any destruction by fire, blowout or other casualty (above or below the ground) or any taking, or pending or threatened taking, in condemnation or under the right to eminent domain of any Property or portion thereof occurring between the time this Agreement is executed and the Closing Date. If any Casualty Loss occurs, Seller shall transfer to Buyer such Property notwithstanding such Casualty Loss and transfer to Buyer such Property insurance proceeds, claims, awards and other payments arising out of such Casualty Loss. Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Buyer.

     21. Termination and Remedies.

          21.1 Termination. If the Closing has not occurred on or prior to September 15, 1998, for any reason not attributable to the fault of either Party, either Party may terminate this Agreement, in which case it shall give written notice of the termination to the other Party.

          21.2 Sole Remedy of Buyer  Prior to  Closing.  If at any time prior to

     Closing, a material representation or warranty made herein by Seller is incorrect or if Seller fails to fully and timely comply with any of Seller's obligations as set forth herein or as required by applicable law, Buyer's sole and exclusive remedy against Seller shall be to terminate this Agreement (unless an alternative remedy shall be mutually agreed upon between Buyer and Seller); provided, however, if such a breach consists of Seller intentionally refusing to perform any of its obligations referred to in Section 15.2, Buyer may seek injunctive relief requiring Seller to execute and deliver such documents in accordance with the terms of this Agreement.

          21.3 Sole Remedy of Seller Prior to Closing. If at any time prior to Closing, a material representation or warranty made herein by Buyer is incorrect or if Buyer fails to fully and timely comply with any of Buyer's obligations as set forth herein or as required by applicable law, Seller's sole and exclusive remedy against Buyer shall be to terminate this Agreement (unless an alternative remedy shall be mutually agreed upon between Seller and Buyer); provided, however, if such a breach consists of Buyer intentionally refusing to perform any of its obligations referred to in Section 15.2, Seller may seek injunctive relief requiring Buyer to perform such obligations in accordance with the terms of this Agreement.

     22. Environmental Matters.

          22.1 Presence of NORM. Buyer acknowledges that the Properties have been used to explore for, develop and produce oil and gas, and that the Properties, including production equipment, may contain Naturally Occurring Radioactive Material ("NORM"). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms. Special procedures may be required for remediating, removing, transporting, and disposing of such NORM-contaminated equipment from the Property, and Buyer assumes all liability for the assessment, remediation, removal, transportation, and disposal of such equipment in accordance with the applicable rules, regulations, and requirements of governmental agencies.

          22.2 Adverse Environmental Condition. As used in the following Sections, "Adverse Environmental Condition" means:

               (a) any contamination (exclusive of NORM-contaminated equipment) or condition exceeding currently-allowed regulatory limits and not otherwise permanently authorized by permit or law, resulting from any discharge, release, disposal, production, storage, treatment, or any other activities on, in or from any Property, or the migration or transportation from other lands to any Property, prior to the Effective Date, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances subject to regulation relating to the protection of the environment, including, but not limited to, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the

          Fish and Wildlife Coordination Act, the National Historic Preservation Act, and the Oil Pollution Act of 1990, as well as any state and local regulation or law governing the same, similar or related matters, and

               (b) any such contamination or condition temporarily authorized by permit, fee agreement or other arrangement.

          22.3 Environmental Assessment. After the execution of this Agreement, Buyer shall have the opportunity to conduct at its sole risk and expense an environmental assessment of the Properties. Seller will provide reasonable access for this purpose to Properties operated by Seller; for any Property not operated by Seller, however, Buyer must contact the operator of any such non-operated Property directly. Seller will use its best reasonable efforts to assist Buyer in obtaining any such consent. Buyer or any of its representatives and agents must comply with Seller's environmental and safety rules and policies while on Seller's Properties. Buyer agrees it will not disclose any information obtained in its environmental assessment to third parties unless agreed to in writing by Seller or unless such disclosure is expressly required by applicable law or regulation or is compelled pursuant to legal process of any court or governmental authority. Subject to the foregoing, Buyer will notify Seller in advance of any such disclosure and will furnish Seller copies of all materials to be disclosed prior to any disclosure thereof to third parties. As soon as possible after Buyer's receipt thereof, Buyer shall forward to Seller copies of all reports, data, analysis, test results, remediation cost estimates, and recommended remediation procedures or other information concerning or derived from Buyer's environmental assessment.

          22.4 Field Inspection. After the execution of this Agreement, Buyer shall have the opportunity to inspect the Wells and equipment related to the Properties and, not less than ten (10) business days prior to Closing, to request in writing an adjustment to the Purchase Price based on the condition of such Wells and/or equipment. Such request shall be based upon reasonable grounds as would be applied under good oil field practices. Seller shall have five (5) business days after receipt of any such notice from Buyer to correct, at its option, any such condition to Buyer's reasonable satisfaction or to mutually agree with Buyer on an appropriate reduction in the Purchase Price. In the event that Seller elects not to correct any such condition, and thereafter Seller and Buyer cannot mutually agree on an appropriate reduction to the Purchase Price, the Property affected by the condition shall be excluded from this transaction and the Purchase Price shall be reduced by the Allocated Value therefor.

          22.5 Notice of Adverse Environmental Conditions. Buyer shall notify Seller in writing every ten (10) days following commencement of Buyer's environmental assessment of any claimed Adverse Environmental Condition(s) for the preceding 10-day period, with Buyer's final such notice of claimed Adverse Environmental Condition(s) due not more than one (1) year after Closing (each notice an Environmental Defects Notice). The Environmental Defects Notice shall (a) set forth in reasonable detail the Property with respect to which a claimed Adverse Environmental Condition is made, (b) the nature of such claimed Adverse Environmental Condition, and (c) Buyer's proposed calculation of the cost to remediate each claimed Adverse Environmental Condition (Remediation Value). Buyer shall absolutely and forever waive its right to assert any claim or liability against Seller arising out of or in any way related to any Adverse Environmental Condition not set forth in an Environmental Defects Notice.

          22.6 Determination of Adverse Environmental Conditions and Remediation Values. Within five (5) business days after Seller's receipt of the
     Environmental Defects Notice, Seller shall notify Buyer whether Seller agrees with Buyer's claimed Adverse Environmental Conditions and/or the Remediation Value (Seller's Environmental Response). If Seller does not agree with any claimed Adverse Environmental Condition and/or the Remediation Value, then the parties shall enter into good faith negotiations and shall attempt to agree on such matters. If the parties cannot reach agreement concerning either the existence of an Adverse Environmental Condition or the Remediation Value therefor up to a maximum claimed amount of $500,000.00 within ten (10) business days after Buyer's receipt of Seller's Environmental Response, upon either party's request, the parties shall mutually agree on a consultant experienced in environmental matters in the state where the Properties are located (Environmental Consultant) to resolve all points of disagreement with respect to such matters. If at any time any Environmental Consultant so chosen fails or refuses to perform hereunder, a new Environmental Consultant shall be chosen by the parties. The cost of any such consultant shall be borne 50% by Seller and 50% by Buyer. Each party shall present a written statement of its position on the Adverse Environmental Condition and/or the Remediation Value in question to the consultant within five (5) business days after the Environmental Consultant is selected, and the Environmental Consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) business days of receipt of such position statements. The determination by the Environmental Consultant shall be conclusive and binding on the parties, and shall be enforceable against any party in any court of competent jurisdiction. With respect to claimed Adverse Environmental Conditions with claimed Remediation Values in excess of $500,000.00, Seller and Buyer shall mutually agree on the manner in which such dispute shall be resolved, and failing such mutual agreement, the matter shall be submitted to binding arbitration in accordance with the arbitration rules promulgated by the American Arbitration Association. If necessary, the Closing Date shall be deferred only as to those Properties affected by any unresolved disputes regarding the existence of a Adverse Environmental Condition and/or the Remediation Value until the Environmental Consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities with respect to any such Properties having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless Seller and Buyer mutually agree to the contrary, the Closing Date shall not be deferred in any event for more than sixty (60) days beyond the original Closing Date. All Properties as to which no such dispute(s) exist shall be conveyed to Buyer subject to the terms of this Agreement at Closing. Once the Environmental Consultant's determination has been expressed to both parties, Seller shall have five (5) business days in which to advise Buyer in writing which of the options available to Seller under Section 22.6 below Seller elects regarding each of the Properties as to which the consultant has made a determination.

          22.7 Remedies for Adverse Environmental Conditions.

               22.7.1 As to any Adverse Environmental Condition accepted by Seller or determined to be an Adverse Environmental Condition, Seller shall have the election to:

                    (a) remediate such Adverse Environmental Condition at Seller's sole cost in accordance with applicable environmental laws, and to Buyer's reasonable satisfaction, and there shall be no adjustment to the Purchase Price in respect of such Adverse Environmental Condition and the provisions of Section 22.8 shall thereafter apply in all respects;

                    (b) reduce the Purchase Price by the applicable  Remediation
               Value, which in no event shall exceed the Allocated Value of the Unit and/or Well affected by such Adverse Environmental Condition, in which event Seller shall have no other or further obligation or liability in respect of such Adverse Environmental Condition and the provisions of Section 22.8 shall thereafter apply in all respects; or

                    (c) delete from this  Agreement the Property  which contains the Adverse Environmental Condition and adjust the Purchase Price by the Allocated Value of such Property.

          Prior to exercising option (b) above, Seller shall advise Buyer of its election and Buyer shall have a period of ten (10) business days within which to notify Seller whether it concurs with Seller's election. If Buyer does not concur with Seller's election and Seller and Buyer cannot mutually agree on another option, Buyer shall have the right to designate that option (c) above shall apply.

               22.7.2 No downward adjustment of the Purchase Price on account of Adverse Environmental Conditions shall occur unless the Remediation Value determined in accordance with this Article 22 of an individual Adverse Environmental Condition exceeds $10,000.00. Once the $10,000 threshold is reached, however, the amount of the downward adjustment shall be the total amount of such Remediation Value. Should the aggregate sum of the Remediation Values exceed ten percent (10%) of the Purchase Price, then either Party shall have the option to terminate this Agreement, in which case neither party shall have any further liability or obligation to the other hereunder except as regards obligations imposed by any confidentiality agreement, which shall survive such termination and be enforceable in accordance with the terms thereof.

               22.7.3 If Seller elects 22.7.1(a) above, Seller will exercise all reasonable efforts and diligence to complete the remediation work within six (6) months of the Closing Date, but any failure by Seller to complete such remediation efforts by such time shall not relieve Seller of its duty to satisfy its obligation hereunder. Buyer shall allow Seller and its agents and representatives such access to the Properties as is reasonably necessary for performance of remediation work. Seller will conduct such work so as not to unreasonably interfere with Buyer's operations.

          22.8 Buyer's Indemnification of Adverse Environmental Conditions. Notwithstanding anything contained in Article 19 above, except for the costs associated with (a) Seller's remediation of any Adverse Environmental Conditions pursuant to Section 22.7.1(a) above, and (b) Items (5) and (7) described on Exhibit H, Buyer shall release, defend, indemnify, and hold harmless Seller from and against any and all claims, demands, fines/penalties, causes of action, liabilities and obligations, and all costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) associated with all Adverse Environmental Conditions not included in an Environmental Defects Notice pursuant to Section 22.4 above, including, without limitation, any such conditions arising out of or relating to any discharge, release, disposal, production, storage, treatment or any activities on, in or from the Properties, or the migration or transportation from any other lands to the Properties, whether before or after the Effective Date, of materials or substances that are at present, or become in the future, subject to regulation under federal, state or local laws or regulations, whether such laws or regulations now exist or are hereafter enacted, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS, DEMANDS, CAUSES OF ACTION, LIABILITIES, OR OBLIGATIONS ARISING IN WHOLE OR IN PART FROM THE SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF SELLER. BUYER HEREBY RELEASES SELLER FROM AND AGAINST ANY AND ALL CLAIMS FOR CONTRIBUTION UNDER CERCLA AND/OR ANY OTHER ENVIRONMENTAL LAW OR REGULATION.

     23. Seller's Election to Effect IRC Section 1031 Exchange. In the event Seller so elects, Buyer agrees to accommodate Seller in effecting a tax-deferred exchange under Internal Revenue Code Section 1031, as amended. Seller shall have the right to elect this tax-deferred exchange at any time prior to the date of Closing. If Seller elects to effect a tax deferred exchange, Buyer agrees to execute additional escrow instructions, documents, agreements, or instruments as may reasonably be required to effect the exchange, provided that Buyer shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange.

     24. Further Assurances. After the Closing, Seller and Buyer shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be reasonably necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto. Seller shall use its best efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement that are customarily obtained after Closing, provided that Seller shall not be required to expend any funds to obtain such approvals and consents.

     25. Access to Records. As soon as practicable after Closing, Seller shall deliver to Buyer, at Seller's address, or at such other place as any of same may be kept, the originals of all Data, except that Seller may retain the originals of all accounting Data, subject to the right of Buyer to copy selected portions of such accounting Data at Seller's expense and with minimal disruption of Seller's ongoing business. For the shorter of the period during which Buyer continues to own the Properties or six (6) years after the date of Closing,

Buyer will retain the Data relating to each Property delivered to it pursuant hereto and will make such Data available to Seller upon reasonable notice at Buyer's headquarters at reasonable times and during office hours. Buyer shall notify Seller in writing within sixty (60) days of the sale to a third party of all or any part of the Properties which involves the transfer of any of the Data of the name and address of the buyer(s) in any such sale. Buyer shall require as part of any such sales transaction that such third party assume the obligations imposed on Buyer in this Article 25.

     26. Use of Sonat Name. Buyer agrees that, as soon as practicable after the Closing, it will remove or cause to be removed the names and marks "Sonat", "Sonat Exploration Company", and all variations and derivatives thereof and logos relating thereto from the Properties of which it has assumed operations and will not thereafter make any use whatsoever of such names, marks, and logos.

     27. Contact with Sonat Employees. Buyer agrees that it will not contact, either directly or indirectly, any Sonat field employee for possible future employment without Seller's prior consent.

     28. Notices. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by telecopier as follows:

                                    Seller: Sonat Exploration Company
                                            P. O. Box 1513
                                            Houston, Texas  77251-1513
                                            Telephone:  (713) 940-4032
                                            Fax/Telecopier:  (713) 940-6903
                                            Attention: Vice President Legal-Land

                                            and

                                            6101 South Broadway, Suite 200
                                            Tyler, Texas 75703
                                            Telephone:  (903) 534-7457
                                            Fax/Telecopier:  (903) 509-5385
                                            Attn: David Hamilton, Land Manager

                                    Buyer:  Swift Energy Company
                                            16825 Northchase Drive, Suite 400
                                            Houston, Texas 77060
                                            Telephone:  (281) 874-2797
                                            Fax/Telecopier:  (281) 874-2726
                                            Attn:  Vice President - Land

or to such other place within the United States of America as either Seller or Buyer may designate as to themselves by written notice to the other. All notices given by personal delivery or mail shall be deemed received upon the date of actual receipt at the appropriate address. Notice given by fax shall be effective upon actual receipt if received prior to 5 p.m. during normal business days or at the beginning of the next business day after receipt if received after 5 p.m. All notices by fax shall be confirmed promptly after transmission, by certified mail or personal delivery.

     29. Sonat Minerals Acreage. AND NOW TO THESE PRESENTS, come Sonat Minerals, Inc. ("SMI") and Sonat Minerals Leasing, Inc. ("SMLI") who appear herein for the sole and only purpose of agreeing that for and in consideration of Ten Dollars and other valuable considerations, the receipt and sufficiency of which are hereby acknowledged, SMI shall assign, execute and deliver to Buyer, or Buyer's designee, at Closing the instrument attached hereto and made a part hereof as Exhibit K, and that SMLI shall assign, execute and deliver to Buyer, or Buyer's designee, at Closing the instruments attached hereto and made a part hereof as Exhibits L and M. For purposes of this section, the term "Sonat Minerals Acreage" shall mean all of SMI's and SMLI's right, title and interest in and to the properties described on Exhibit N attached hereto and made a part hereof.

     30. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     31. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto; it shall not, however, be assignable by Buyer without Seller's prior written consent.

     32. Entire Agreement; Amendments; Waivers. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the party to be charged with such amendment or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereto (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     33. Headings. The headings of the articles and sections of this Agreement and any listing of its contents are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement. Where the context so admits, words importing the singular number only shall include the plural, and likewise words importing a gender shall include any other gender.

     34. Expenses, Fees and Taxes. Each of the parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including broker fees. Buyer shall be responsible for the cost of all fees for the recording of transfer documents. All other costs shall be borne by the party incurring them. Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and between Seller and Buyer that the Purchase Price excludes any sales taxes or other similar taxes in connection with the sale of property pursuant to this Agreement. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall be liable for such tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement. Buyer shall release, defend, indemnify and hold harmless Seller with respect to the payment of any of such taxes, including any interest or penalties assessed thereon.

     35. Laws and Regulations. From and after the Closing:

          35.1 Buyer shall comply with all applicable laws, ordinances, rules and regulations and shall properly obtain and maintain all permits required by public authorities with regard to the Properties, and shall provide and maintain with all applicable regulatory agencies all required bonds, and

          35.2 Subject to the mutual indemnities of the Parties and the provisions of Article 22 above, Buyer shall assume all of Seller's obligations with regard to abandonment of all existing unplugged wells, whether producing or nonproducing, and abandonment of the leasehold property  including,  where  applicable,  the  plugging  of  wells  and the restoration of the surface as completely as practicable and/or in compliance with all applicable laws, rules, regulations and in compliance with all leases and other agreements affecting the Properties, and shall release, defend, indemnify and hold harmless Seller with respect to any and all of those obligations.

The obligations set forth hereinabove shall survive the Closing and Buyer shall remain liable therefor as regards Seller even if Buyer shall assign, sell or transfer the Properties to a third party.

     36. Exhibits. The following Exhibits are incorporated herein and are a part hereof.

         Exhibit A  -      Units and Wells (and allocation of purchase price)

         Exhibit B  -      Leases, Rights-of-Way and Easements

         Exhibit C  -      Gas Plants

         Exhibit D  -      Natural Gas Liquids Imbalance Schedule

         Exhibit E  -      Buyer's Equipment Inventory

         Exhibit F  -      Vehicle Schedule

         Exhibit G  -      Seller's Equipment Inventory

         Exhibit H  -      Litigation and Claims

         Exhibit I  -      Preferential Purchase Rights/Consents

         Exhibit J  -      Form of Assignment, Bill of Sale and Conveyance

         Exhibit K -       Form of Partial Conveyance of Louisiana Oil and
                           Gas Rights

          Exhibit L -      Form of Partial Sublease of Oil, Gas and
                           Mineral Lease

          Exhibit M  -     Form of Assignment of Overriding Royalty Interest

          Exhibit N  -     Sonat Minerals Acreage Descriptions

     Executed as of the date set forth above.

                                        SELLER

                                        SONAT EXPLORATION COMPANY


                                        By:  /s/ John B. Holmes, Jr.
                                           -------------------------------------

                                        Its: President
                                           -------------------------------------


                                        BUYER

                                        SWIFT ENERGY COMPANY


                                        By:  /s/ Terry E. Swift (Initialed by
                                                  James P. Mitchell)
                                           -------------------------------------

                                        Its: President
                                           -------------------------------------


                                        SONAT MINERALS LEASING, INC.


                                        By:  /s/ Robert A. Lane
                                           -------------------------------------

                                        Its: Executive Vice President
                                           -------------------------------------


                                        SONAT MINERALS, INC.


                                        By:  /s/ John B. Holmes, Jr.
                                           -------------------------------------

                                        Its: President
                                           -------------------------------------